UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐  Definitive Proxy Statement

☒  Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

M/I Homes, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

☐  Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

April 24, 2006

Sean F. Hanna
Fidelity Management & Research Company
Investment Proxy Research Group
19 Congress Street
Boston, MA 02109

Re: M/I Homes, Inc.

Dear Mr. Hanna:

Thank you for taking the time to discuss with M/I Homes, Inc. its proposed 2006 Director Equity Incentive Plan (the “Plan”). As you know, our shareholders will be considering and voting on a proposal to approve the adoption of the Plan at our upcoming Annual Meeting of Shareholders on April 27, 2006. We appreciate Fidelity sharing its thoughts regarding the Plan with us.

Consistent with the discussions between M/I Homes, Inc. and Fidelity, the purpose of this letter is to inform Fidelity that our management will recommend to the Board of Directors of M/I Homes, Inc. at a regularly scheduled Board meeting during the 2006 fiscal year that the Plan be amended in the following respects:

1. That Section 7.00 of the Plan be amended to provide that the grant of Whole-Share Awards under Section 7.00 of the Plan be limited to 5% or less of the Shares authorized under the Plan;

2. That Section 3.01 of the Plan be amended to provide that the Compensation Committee of the Board (or another committee of the Board comprised solely of independent directors) be responsible for the grant and administration of discretionary awards to Directors; and

3.  That Section 11.00 of the Plan be amended to provide that shareholder approval be required to amend the Plan to (a) materially increase the benefits accruing to participants under the Plan, (b) materially increase the aggregate number of Shares that may be issued under the Plan, and (c) materially modify the requirements as to eligibility for participation in the Plan.

If you have any questions regarding the foregoing, please call me at your convenience. Again, thank you for your assistance and support.

Very truly yours,

/s/ J. Thomas Mason, Esq.
J. Thomas Mason,
Senior Vice President, General Counsel and
Secretary